FOR IMMEDIATE RELEASE	Company Contact
Investors: Jim Zeumer
(404) 978-6434
jim.zeumer@pultegroup.com

PULTEGROUP REPORTS FOURTH QUARTER 2024 FINANCIAL RESULTS

•Earnings Per Share of $4.43
•Closings Increased 6% to 8,103
•Home Sale Revenues Increased 13% to $4.7 Billion
•Home Sale Gross Margin of 27.5%
•Net New Orders of 6,167 Homes with a Value of $3.5 Billion
•Unit Backlog of 10,153 Homes with a Value of $6.5 Billion
•Repurchased $320 Million of Common Shares in the Quarter
•Announces $1.5 Billion Increase to Share Repurchase Authorization

ATLANTA – Jan. 30, 2025 – PulteGroup, Inc. (NYSE: PHM) announced today financial results for its fourth quarter ended December 31, 2024. For the quarter, the Company reported net income of $913 million, or $4.43 per share. Reported net income includes a pre-tax insurance benefit of $255 million, or $0.93 per share. In the prior year period, the Company reported net income of $711 million, or $3.28 per share, inclusive of a pre-tax insurance benefit of $65 million, or $0.23 per share.

“PulteGroup’s strong fourth quarter financial results completed a record-setting year,” said PulteGroup President and CEO, Ryan Marshall. “For the full year, PulteGroup generated nearly $18 billion in revenues and net income of $3.1 billion, while generating a return on equity of 27.5%*. These results allowed us to invest $5.3 billion into our business, return $1.4 billion to our shareholders through stock repurchases and dividends, and retire $310 million of senior notes.

“Despite Federal Reserve actions to lower short-term interest rates, mortgage interest rates remained elevated in the fourth quarter, which impacted buyer demand as homebuyers continue to face affordability challenges. The operational changes we have implemented in response to these conditions, including targeted sales incentives coupled with faster construction cycle times, have yielded a sales backlog and inventory in process that have us well-positioned for the upcoming spring selling season.”

Fourth Quarter Results

Home sale revenues in the fourth quarter increased 13% over the prior year to $4.7 billion. Higher revenues in the fourth quarter were driven by a 6% increase in closings to 8,103 homes. The average selling price of homes closed in the period was $581,000, an increase of 6% compared with $547,000 in the prior year period.

The Company’s reported home sale gross margin in the fourth quarter was 27.5%, compared with 28.9% in the prior year period. Homebuilding SG&A expense for the fourth quarter was $196 million, or 4.2% of home sale revenues, compared with $308 million, or 7.4% in the prior year period. Reported SG&A expense reflects insurance benefits of $255 million and $65 million recorded in the fourth quarter of 2024 and 2023, respectively.

The Company’s net new orders for the fourth quarter were 6,167 homes, which is consistent with net new orders of 6,214 homes in the prior year period. The value of net new orders in the quarter was $3.5 billion, or an increase of 4% over last year. Average community count for the fourth quarter was 960, which is up 4% from the prior year.

The Company's financial services operations generated pre-tax income of $51 million, an increase of 16% over prior year pre-tax income of $44 million. Higher pre-tax income for the period reflects higher volumes and average selling prices in the Company’s homebuilding operations, coupled with a slightly higher mortgage capture rate of 86%, up from 85% last year.

Fourth quarter pre-tax income for the Company increased 25% over the prior year period to $1.2 billion. Income tax expense for the fourth quarter was $269 million, or an effective tax rate of 22.8%.

PulteGroup repurchased 2.5 million of its common shares in the fourth quarter for $320 million, or an average price of $129.90 per share. During 2024, the Company repurchased 10.1 million common shares, or 4.7% of shares outstanding, for $1.2 billion, or $119.21 per share. The Company ended the quarter with $1.7 billion of cash and a debt-to-capital ratio of 11.8%.

In a separate release, the Company announced that its Board of Directors approved a $1.5 billion increase to the Company’s share repurchase authorization, bringing its remaining share repurchase authorization to $2.1 billion.

A conference call discussing PulteGroup's fourth quarter 2024 results is scheduled for Thursday, January 30, 2025, at 8:30 a.m. Eastern Time. Interested investors can access the live webcast via PulteGroup's corporate website at www.pultegroupinc.com.

* The Company's return on equity is calculated as net income for the trailing twelve months divided by average shareholders' equity, where average shareholders' equity is the sum of ending shareholders' equity balances of the trailing five quarters divided by five.

Forward-Looking Statements

This release includes “forward-looking statements.” These statements are subject to a number of risks, uncertainties and other factors that could cause our actual results, performance, prospects or opportunities, as well as those of the markets we serve or intend to serve, to differ materially from those expressed in, or implied by, these statements. You can identify these statements by the fact that they do not relate to matters of a strictly factual or historical nature and generally discuss or relate to forecasts, estimates or other expectations regarding future events. Generally, the words “believe,” “expect,” “intend,” “estimate,” “anticipate,” “plan,” “project,” “may,” “can,” “could,” “might,” “should,” “will” and similar expressions identify forward-looking statements, including statements related to any potential impairment charges and the impacts or effects thereof, expected operating and performing results, planned transactions, planned objectives of management, future developments or conditions in the industries in which we participate and other trends, developments and uncertainties that may affect our business in the future.

Such risks, uncertainties and other factors include, among other things: interest rate changes and the availability of mortgage financing; the impact of any changes to our strategy in responding to the cyclical nature of the industry or deteriorations in industry changes or downward changes in general economic or other business conditions, including any changes regarding our land positions and the levels of our land spend; economic changes nationally or in our local markets, including inflation, deflation, changes in consumer confidence and preferences and the state of the market for homes in general; labor supply shortages and the cost of labor; the availability and cost of land and other raw materials used by us in our homebuilding operations; a decline in the value of the land and home inventories we maintain and resulting possible future writedowns of the carrying value of our real estate assets; competition within the industries in which we operate; rapidly changing technological developments including, but not limited to, the use of artificial intelligence in the homebuilding industry; governmental regulation directed at or affecting the housing market, the homebuilding industry or construction activities, slow growth initiatives and/or local building moratoria; the availability and cost of insurance covering risks associated with our businesses, including warranty and other legal or regulatory proceedings or claims; damage from improper acts of persons over whom we do not have control or attempts to impose liabilities or obligations of third parties on us; weather related slowdowns; the impact of climate change and related governmental regulation; adverse capital and credit market conditions, which may affect our access to and cost of capital; the insufficiency of our income tax provisions and tax reserves, including as a result of changing laws or interpretations; the potential that we do not realize our deferred tax assets; our inability to sell mortgages into the secondary market; uncertainty in the mortgage lending industry, including revisions to underwriting standards and repurchase requirements associated with the sale of mortgage loans, and related claims against us; risks associated with the implementation of a new enterprise resource planning system; risks related to information technology failures, data security issues, and the effect of cybersecurity incidents and threats; the impact of negative publicity on sales; failure to retain key personnel; the impairment of our intangible assets; the disruptions associated with the COVID-19 pandemic (or another epidemic or pandemic or similar public threat or fear of such an event), and the measures taken to address it; the effect of cybersecurity incidents and threats; and other factors of national, regional and global scale, including those of a political, economic, business and competitive nature. See Item 1A – Risk Factors in our Annual Report on Form 10-K for the fiscal year ended December 31, 2023 for a further discussion of these and other risks and uncertainties applicable to our businesses. We undertake no duty to update any forward-looking statement, whether as a result of new information, future events or changes in our expectations.

About PulteGroup

PulteGroup, Inc. (NYSE: PHM), based in Atlanta, Georgia, is one of America’s largest homebuilding companies with operations in more than 45 markets throughout the country. Through its brand portfolio that includes Centex, Pulte Homes, Del Webb, DiVosta Homes, American West and John Wieland Homes and Neighborhoods, the company is one of the industry’s most versatile homebuilders able to meet the needs of multiple buyer groups and respond to changing consumer demand. PulteGroup’s purpose is building incredible places where people can live their dreams.

For more information about PulteGroup, Inc. and PulteGroup brands, go to pultegroup.com; pulte.com; centex.com; delwebb.com; divosta.com; jwhomes.com; and americanwesthomes.com. Follow PulteGroup, Inc. on X: @PulteGroupNews.

# # #

PulteGroup, Inc.
Consolidated Results of Operations
($000's omitted, except per share data)
(Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2024	2023	2024	2023
Revenues:
Homebuilding
Home sale revenues	$4,707,540	$4,165,231	$17,318,521	$15,598,707
Land sale and other revenues	99,108	34,540	195,435	142,116
	4,806,648	4,199,771	17,513,956	15,740,823
Financial Services	115,146	93,881	432,994	320,755
Total revenues	4,921,794	4,293,652	17,946,950	16,061,578

Homebuilding Cost of Revenues:
Home sale cost of revenues	(3,413,930)	(2,961,920)	(12,311,766)	(11,030,206)
Land sale and other cost of revenues	(88,690)	(32,139)	(189,893)	(124,607)
	(3,502,620)	(2,994,059)	(12,501,659)	(11,154,813)

Financial Services expenses	(64,471)	(50,036)	(224,086)	(187,280)
Selling, general, and administrative expenses	(195,640)	(308,319)	(1,321,276)	(1,312,642)
Equity income from unconsolidated entities, net	1,625	213	44,201	4,561
Other income, net	22,040	5,367	61,749	37,863
Income before income taxes	1,182,728	946,818	4,005,879	3,449,267
Income tax expense	(269,489)	(235,825)	(922,617)	(846,895)
Net income	$913,239	$710,993	$3,083,262	$2,602,372

Net income per share:
Basic	$4.47	$3.30	$14.82	$11.79
Diluted	$4.43	$3.28	$14.69	$11.72
Cash dividends declared	$0.22	$0.20	$0.82	$0.68

Number of shares used in calculation:
Basic	204,339	214,399	208,107	219,958
Effect of dilutive securities	1,841	1,364	1,722	1,205
Diluted	206,180	215,763	209,829	221,163

PulteGroup, Inc.
Condensed Consolidated Balance Sheets
($000's omitted)
(Unaudited)

	December 31, 2024	December 31, 2023

ASSETS

Cash and equivalents	$1,613,327	$1,806,583
Restricted cash	40,353	42,594
Total cash, cash equivalents, and restricted cash	1,653,680	1,849,177
House and land inventory	12,665,813	11,795,370
Land held for sale	27,007	23,831
Residential mortgage loans available-for-sale	629,582	516,064
Investments in unconsolidated entities	215,416	166,913
Other assets	2,001,991	1,545,667
Goodwill	68,930	68,930
Intangible assets	46,303	56,338
Deferred tax assets	55,041	64,760
	$17,363,763	$16,087,050

LIABILITIES AND SHAREHOLDERS’ EQUITY

Liabilities:
Accounts payable	$727,995	$619,012
Customer deposits	512,580	675,091
Deferred tax liabilities	443,566	302,155
Accrued and other liabilities	1,412,166	1,645,690
Financial Services debt	526,906	499,627
Notes payable	1,618,586	1,962,218
Total liabilities	5,241,799	5,703,793
Shareholders' equity	12,121,964	10,383,257
	$17,363,763	$16,087,050

PulteGroup, Inc.
Consolidated Statements of Cash Flows
($000's omitted)
(Unaudited)

	Year Ended
	December 31,
	2024	2023
Cash flows from operating activities:
Net income	$3,083,262	$2,602,372
Adjustments to reconcile net income to net cash from operating activities:
Deferred income tax expense	151,097	104,266
Land-related charges	34,572	43,115
Depreciation and amortization	89,162	80,824
Equity income from unconsolidated entities	(44,201)	(4,561)
Distributions of earnings from unconsolidated entities	2,557	4,564
Share-based compensation expense	54,690	48,200
Other, net	(13,460)	(1,421)
Increase (decrease) in cash due to:
Inventories	(787,475)	(354,016)
Residential mortgage loans available-for-sale	(113,327)	160,934
Other assets	(489,623)	(290,631)
Accounts payable, accrued and other liabilities	(286,460)	(196,884)
Net cash provided by operating activities	1,680,794	2,196,762
Cash flows from investing activities:
Capital expenditures	(118,545)	(92,201)
Investments in unconsolidated entities	(16,037)	(23,403)
Distributions of capital from unconsolidated entities	9,179	3,265
Other investing activities, net	30,927	(16,756)
Net cash used in investing activities	(94,476)	(129,095)
Cash flows from financing activities:
Repayments of notes payable	(355,826)	(123,290)
Financial Services borrowings (repayments), net	27,279	(87,084)
Debt issuance costs	(1,534)	(1,572)
Proceeds from liabilities related to consolidated inventory not owned	50,047	129,656
Payments related to consolidated inventory not owned	(105,787)	(76,303)
Share repurchases	(1,199,999)	(1,000,000)
Excise tax on share repurchases	(9,691)	—
Cash paid for shares withheld for taxes	(18,597)	(11,991)
Dividends paid	(167,707)	(142,459)
Net cash used in financing activities	(1,781,815)	(1,313,043)
Net increase (decrease)	(195,497)	754,624
Cash, cash equivalents, and restricted cash at beginning of period	1,849,177	1,094,553
Cash, cash equivalents, and restricted cash at end of period	$1,653,680	$1,849,177

Supplemental Cash Flow Information:
Interest paid (capitalized), net	$26,052	$10,786
Income taxes paid, net	$739,680	$784,453

PulteGroup, Inc.
Segment Data
($000's omitted)
(Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2024	2023	2024	2023
HOMEBUILDING:
Home sale revenues	$4,707,540	$4,165,231	$17,318,521	$15,598,707
Land sale and other revenues	99,108	34,540	195,435	142,116
Total Homebuilding revenues	4,806,648	4,199,771	17,513,956	15,740,823

Home sale cost of revenues	(3,413,930)	(2,961,920)	(12,311,766)	(11,030,206)
Land sale cost of revenues	(88,690)	(32,139)	(189,893)	(124,607)
Selling, general, and administrative expenses	(195,640)	(308,319)	(1,321,276)	(1,312,642)
Equity income from unconsolidated entities	1,625	213	43,151	3,506
Other income, net	22,043	5,367	61,752	39,201
Income before income taxes	$1,132,056	$902,973	$3,795,924	$3,316,075

FINANCIAL SERVICES:
Income before income taxes	$50,672	$43,845	$209,955	$133,192

CONSOLIDATED:
Income before income taxes	$1,182,728	$946,818	$4,005,879	$3,449,267

PulteGroup, Inc.
Segment Data, continued
($000's omitted)
(Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2024	2023	2024	2023

Home sale revenues	$4,707,540	$4,165,231	$17,318,521	$15,598,707

Closings - units
Northeast	464	421	1,518	1,417
Southeast	1,413	1,337	5,697	5,201
Florida	1,855	1,940	7,906	7,742
Midwest	1,370	1,262	4,750	3,955
Texas	1,167	1,265	5,452	5,295
West	1,834	1,390	5,896	4,993
	8,103	7,615	31,219	28,603
Average selling price	$581	$547	$555	$545

Net new orders - units
Northeast	340	349	1,566	1,510
Southeast	1,233	1,264	5,363	5,541
Florida	1,510	1,507	6,909	6,893
Midwest	1,088	871	4,860	4,297
Texas	900	1,073	4,763	5,143
West	1,096	1,150	5,765	5,196
	6,167	6,214	29,226	28,580
Net new orders - dollars	$3,507,496	$3,359,733	$16,493,524	$15,244,353

			December 31,
			2024	2023
Unit backlog
Northeast			615	567
Southeast			1,912	2,246
Florida			2,795	3,792
Midwest			1,802	1,692
Texas			948	1,637
West			2,081	2,212
			10,153	12,146
Dollars in backlog			$6,494,718	$7,319,714

PulteGroup, Inc.
Segment Data, continued
($000's omitted)
(Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2024	2023	2024	2023
MORTGAGE ORIGINATIONS:
Origination volume	5,328	4,657	19,770	17,427
Origination principal	$2,342,489	$1,871,531	$8,340,836	$6,924,910
Capture rate	85.9%	84.6%	85.9%	81.6%

Supplemental Data
($000's omitted)
(Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2024	2023	2024	2023

Interest in inventory, beginning of period	$146,097	$140,010	$139,078	$137,262
Interest capitalized	26,069	30,652	112,416	126,040
Interest expensed	(32,206)	(31,584)	(111,534)	(124,224)
Interest in inventory, end of period	$139,960	$139,078	$139,960	$139,078

PulteGroup, Inc.
Reconciliation of Non-GAAP Financial Measures
(Unaudited)

This report contains information about our debt-to-capital ratios. These measures could be considered non-GAAP financial measures under the SEC's rules and should be considered in addition to, rather than as a substitute for, comparable GAAP financial measures. We calculate total net debt by subtracting total cash, cash equivalents, and restricted cash from notes payable to present the amount of assets needed to satisfy the debt. We use the debt-to-capital and net debt-to-capital ratios as indicators of our overall leverage and believe they are useful financial measures in understanding the leverage employed in our operations. We believe that these measures provide investors relevant and useful information for evaluating the comparability of financial information presented and comparing our profitability and liquidity to other companies in the homebuilding industry. Although other companies in the homebuilding industry report similar information, the methods used may differ. We urge investors to understand the methods used by other companies in the homebuilding industry to calculate these measures and any adjustments thereto before comparing our measures to those of such other companies.

The following table sets forth a reconciliation of the debt-to-capital ratios ($000's omitted):

Debt-to-Capital Ratios
	December 31,
	2024	2023
Notes payable	$1,618,586	$1,962,218
Shareholders' equity	12,121,964	10,383,257
Total capital	$13,740,550	$12,345,475
Debt-to-capital ratio	11.8%	15.9%

Notes payable	$1,618,586	$1,962,218
Less: Total cash, cash equivalents, and restricted cash	(1,653,680)	(1,849,177)
Total net debt	$(35,094)	$113,041
Shareholders' equity	12,121,964	10,383,257
Total net capital	$12,086,870	$10,496,298
Net debt-to-capital ratio	(0.3)%	1.1%